Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:
Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Prices $275 Million Senior Notes Offering

ATLANTA, November 4, 2009 — Equifax Inc. (NYSE: EFX) announced today that it has priced a registered public debt offering of investment-grade senior unsecured notes. The offering consisted of $275 million aggregate principal amount of 4.450% notes due 2014. The transaction is expected to close on November 9, 2009.

The notes were assigned a Baa1 issuer rating by Moody’s Investors Services, Inc. and Standard & Poor’s assigned a BBB+ rating to the notes.

Equifax expects to use the net proceeds from this offering to repay outstanding borrowings under our commercial paper program, a substantial portion of which was incurred in connection with Equifax’s previously announced acquisitions of IXI Corporation and Rapid Reporting Verification Company.

J.P. Morgan and SunTrust Robinson Humphrey are Joint Bookrunners for the offering.

Information About the Offering

This offering is being made pursuant to an effective shelf registration statement filed by Equifax on June 25, 2007. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering of senior notes may be made only by means of a prospectus supplement and an accompanying prospectus. Copies of the prospectus supplement and the accompanying base prospectus may be obtained at no cost by visiting EDGAR on the SEC Web site at www.sec.gov, or alternatively by calling J.P. Morgan collect at 1-212-834-4533 or SunTrust Robinson Humphrey at 1-800-685-4786.

About Equifax

Headquartered in Atlanta, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like, including statements concerning the expected use of the net proceeds of the offering and the expected closing date of the offering, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those events, risks and uncertainties include, but are not limited to, changes in worldwide and U.S. economic conditions and other factors that materially impact the demand for and pricing of securities and the capital markets generally or that otherwise prevent us from completing the proposed public offering on the terms indicated, and certain other factors discussed under Item 1A, “Risk Factors” in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2008, and in our other filings with the Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.